Subject to Completion Preliminary Term Sheet dated December 1, 2016
Filed Pursuant to Rule 433
Registration Statement No. 333-208507
(To Prospectus dated January 8, 2016,
Prospectus Supplement dated January 8, 2016 and
 Product Supplement STOCK ARN-1 dated July 18, 2016)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	December , 2016 December , 2016 February , 2018
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks
▪       Maturity of approximately 14 months
▪       3-to-1 upside exposure to increases in the Basket, subject to a capped return of [15% to 19%]
▪       The Basket will be comprised of Amazon.com, Inc., Facebook, Inc., Alphabet, Inc. and Netflix, Inc. Each Basket Stock will be given an equal weight.
▪       1-to-1 downside exposure to decreases in the Basket, with 100% of your investment at risk
▪       All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
▪       No periodic interest payments
▪       In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
▪       Limited secondary market liquidity, with no exchange listing
▪       The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.
The initial estimated value of the notes as of the pricing date is expected to be between $9.28 and $9.58 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to RBC	$ 9.80	$
(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
December     , 2016

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Summary
The Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February  , 2018 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of technology sector stocks described below (the “Basket”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket will be comprised of the common stocks of Amazon.com, Inc., Facebook, Inc., Alphabet, Inc. and Netflix, Inc. (each, a “Basket Stock”). On the pricing date, each Basket Stock will be given an equal weight.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.
Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:
An equally weighted basket of four technology sector stocks comprised of Amazon.com, Inc. (Bloomberg symbol: “AMZN”), Facebook, Inc. (Bloomberg symbol: “FB”), Alphabet, Inc. (Bloomberg symbol: “GOOG”) and Netflix, Inc. (Bloomberg symbol: “NFLX”) (each, an “Underlying Company”).

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:
The value of the Basket on the calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-26 of product supplement STOCK ARN-1.

Participation Rate:	300%
Capped Value:	[$11.50 to $11.90] per unit, which represents a return of [15% to 19%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date.
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-19 of product supplement STOCK ARN-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-14.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
The terms and risks of the notes are contained in this term sheet and in the following:
▪	Product supplement STOCK ARN-1 dated July 18, 2016: https://www.sec.gov/Archives/edgar/data/1000275/000114036116072674/form424b5.htm
▪	Series G MTN prospectus supplement dated January 8, 2016: https://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
▪	Prospectus dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Investor Considerations
You may wish to consider an investment in the notes if:
▪	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.
▪	You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.
▪	You accept that the return on the notes will be capped.
▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the Basket Stocks.
▪
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
▪
You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal repayment or preservation of capital.
▪	You seek an uncapped return on your investment.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the Basket Stocks.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Hypothetical Payout Profile
The below graph is based on hypothetical numbers and values.

Accelerated Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $11.70 per unit (the midpoint of the Capped Value range of [$11.50 to $11.90]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.
This graph has been prepared for purposes of illustration only.
Hypothetical Payments at Maturity
The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Participation Rate of 300%, a hypothetical Capped Value of $11.70 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$11.70(2)	17.00%
120.00	20.00%	$11.70	17.00%
130.00	30.00%	$11.70	17.00%
140.00	40.00%	$11.70	17.00%
150.00	50.00%	$11.70	17.00%
160.00	60.00%	$11.70	17.00%

(1)	The Starting Value will be set to 100.00 on the pricing date.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.70 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1, page S-1 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.
▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Basket, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-14. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪
The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

▪	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
▪	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.
▪
While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control any Underlying Company, and have not verified any disclosures made by any Underlying Company.

▪
The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of ARNs—Anti-Dilution Adjustments” beginning on page PS-19 of product supplement STOCK ARN-1.

▪	There may be potential conflicts of interest involving the calculation agent, which is MLPF&S. We have the right to appoint and remove the calculation agent.
▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-35 of product supplement STOCK ARN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Tax Consequences—Canadian Taxation” in the prospectus dated January 8, 2016.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Additional Risk Factors
The stocks included in the Basket are concentrated in one sector.  All of the stocks included in the Basket are issued by companies in the technology sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the technology sector, including those discussed below. Some of these risks include lack of or inability to meet consumer demand for the companies’ products, inability of the Basket Stock issuers to generate sufficient advertising revenue, and domestic and international competition. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Adverse conditions in the technology sector may reduce your return on the notes. All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the technology sector. The profitability of these companies is largely dependent on, among other things, consumer demand for the companies’ products, the companies’ ability to generate advertising revenue, continued innovation, talent attraction and retention, maintaining intellectual property rights and industry competition. In addition, adverse economic, business or tax developments affecting the U.S. and/or the technology sector could affect the value of the Basket. Any of these factors may have an adverse effect on the value of the notes.
The Basket Stocks have limited historical information.  FB commenced trading on May 17, 2012. Because at least one Basket Stock has a limited trading history, your investment in the notes may involve a greater risk than investing in securities linked to one or more stocks with a more established record of performance.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
The Basket
The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures" beginning on page PS-25 of product supplement STOCK ARN-1.
If November 25, 2016 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:
Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Amazon.com, Inc.	AMZN	25.00%	780.37	0.03203609	25.00
Facebook, Inc.	FB	25.00%	120.38	0.20767569	25.00
Alphabet, Inc.	GOOG	25.00%	780.23	0.03204183	25.00
Netflix, Inc.	NFLX	25.00%	117.41	0.21292905	25.00
				Starting Value	100.00
(1)
The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)	These were the Closing Market Prices of the Basket Stocks on November 25, 2016.
(3)
Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on November 25, 2016 and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket" beginning on page PS-26 of product supplement STOCK ARN-1.
While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from May 17, 2012, the date on which FB commenced trading, through November 25, 2016. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of May 17, 2012, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
The Basket Stocks
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.
This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.
The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through November 25, 2016. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
The historical data below on each of the Basket Stocks is not necessarily indicative of the future performance of the particular Basket Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of any Basket Stock during any period set forth below is not an indication that the price per share of the Basket Stock is more or less likely to increase or decrease at any time over the term of the notes. Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of each of the Basket Stocks.
Amazon.com, Inc.
Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. This Basket Stock trades on the NASDAQ Global Select Market under the symbol “AMZN.” The company’s CIK number is 1018724.

		High ($)	Low ($)
2008
	First Quarter	96.25	62.43
	Second Quarter	84.51	71.99
	Third Quarter	88.09	63.35
	Fourth Quarter	69.58	35.03
2009
	First Quarter	75.58	48.44
	Second Quarter	87.56	73.50
	Third Quarter	93.85	75.63
	Fourth Quarter	142.25	88.67
2010
	First Quarter	136.55	116.00
	Second Quarter	150.09	108.61
	Third Quarter	160.73	109.14
	Fourth Quarter	184.76	153.03
2011
	First Quarter	191.25	160.97
	Second Quarter	206.07	178.34
	Third Quarter	241.69	177.79
	Fourth Quarter	246.71	173.10
2012
	First Quarter	205.44	175.93
	Second Quarter	231.90	185.50
	Third Quarter	261.68	215.36
	Fourth Quarter	261.50	220.64
2013
	First Quarter	283.99	253.39

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
	Second Quarter	281.76	248.23
	Third Quarter	318.12	280.93
	Fourth Quarter	404.39	298.23
2014
	First Quarter	407.05	336.52
	Second Quarter	342.99	288.32
	Third Quarter	360.84	307.06
	Fourth Quarter	338.64	287.06
2015
	First Quarter	387.83	286.95
	Second Quarter	445.99	370.26
	Third Quarter	548.39	429.70
	Fourth Quarter	693.97	520.72
2016
	First Quarter	636.99	482.07
	Second Quarter	728.24	586.14
	Third Quarter	837.31	725.68
	Fourth Quarter (through November 25, 2016)	844.36	719.07

Facebook, Inc.
Facebook, Inc. operates a social networking website. The company's website allows people to communicate with their family, friends, and co-workers. This Basket Stock trades on the NASDAQ Global Select Market under the symbol “FB.” The company’s CIK number is 1326801.

		High ($)	Low ($)
2012
	Second Quarter	38.37	25.87
	Third Quarter	32.17	17.73
	Fourth Quarter	28.24	18.99
2013
	First Quarter	32.46	25.14
	Second Quarter	28.97	22.90
	Third Quarter	51.24	24.37
	Fourth Quarter	57.96	44.82
2014
	First Quarter	72.03	53.53
	Second Quarter	67.60	56.14
	Third Quarter	79.04	62.76
	Fourth Quarter	81.45	72.63
2015
	First Quarter	85.31	74.05
	Second Quarter	88.86	77.46
	Third Quarter	98.39	82.09
	Fourth Quarter	109.01	90.95
2016
	First Quarter	116.14	94.16
	Second Quarter	120.50	108.76
	Third Quarter	131.05	114.00
	Fourth Quarter (through November 25, 2016)	133.28	115.08

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Alphabet, Inc.
Alphabet, Inc. operates as a holding company. The company, through its subsidiaries, provides web-bases search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. This Basket Stock trades on the NASDAQ Global Select Market under the symbol “GOOG.” The company’s CIK number is 1288776.

		High ($)	Low ($)
2008
	First Quarter	343.00	207.01
	Second Quarter	297.74	223.64
	Third Quarter	277.84	190.69
	Fourth Quarter	206.06	128.85
2009
	First Quarter	189.57	141.51
	Second Quarter	222.38	177.22
	Third Quarter	249.77	198.51
	Fourth Quarter	311.67	242.53
2010
	First Quarter	313.68	263.47
	Second Quarter	297.94	222.69
	Third Quarter	265.46	218.25
	Fourth Quarter	313.88	261.43
2011
	First Quarter	320.13	278.82
	Second Quarter	296.19	237.67
	Third Quarter	311.53	245.70
	Fourth Quarter	323.26	248.00
2012
	First Quarter	334.46	284.33
	Second Quarter	325.82	279.80
	Third Quarter	378.62	285.52
	Fourth Quarter	384.40	323.90
2013
	First Quarter	419.75	351.78
	Second Quarter	458.39	383.05
	Third Quarter	462.79	423.86
	Fourth Quarter	560.90	427.25
2014
	First Quarter	610.68	551.15
	Second Quarter	585.93	518.00
	Third Quarter	605.40	571.81
	Fourth Quarter	587.78	498.16
2015
	First Quarter	581.43	497.06
	Second Quarter	573.66	532.74
	Third Quarter	699.62	541.70
	Fourth Quarter	793.96	642.00
2016
	First Quarter	780.91	701.02
	Second Quarter	787.68	681.14
	Third Quarter	815.95	704.89
	Fourth Quarter (through November 25, 2016)	835.74	753.22

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Netflix, Inc.
Netflix, Inc. is an Internet subscription service for watching tv shows and movies. Subscribers can watch unlimited TV shows and movies streamed over the Internet to their TVs, computers and mobile devices and in the United States, subscribers can receive standard definition DVDs and Blu-ray Discs delivered to their homes. This Basket Stock trades on the NASDAQ Global Select Market under the symbol “NFLX.” The company’s CIK number is 0001065280.

		High ($)	Low ($)
2008
	First Quarter	5.45	3.11
	Second Quarter	5.81	3.72
	Third Quarter	4.71	3.82
	Fourth Quarter	4.29	2.56
2009
	First Quarter	6.20	4.22
	Second Quarter	7.09	5.30
	Third Quarter	6.82	5.53
	Fourth Quarter	8.73	6.37
2010
	First Quarter	10.72	7.02
	Second Quarter	18.12	10.71
	Third Quarter	24.38	14.00
	Fourth Quarter	29.41	21.33
2011
	First Quarter	35.36	25.41
	Second Quarter	39.10	32.59
	Third Quarter	42.68	16.17
	Fourth Quarter	17.61	9.12
2012
	First Quarter	18.46	10.32
	Second Quarter	16.28	8.95
	Third Quarter	12.14	7.68
	Fourth Quarter	13.67	8.01
2013
	First Quarter	28.06	13.14
	Second Quarter	34.77	23.29
	Third Quarter	44.86	31.56
	Fourth Quarter	54.37	41.20
2014
	First Quarter	65.00	46.96
	Second Quarter	64.10	44.89
	Third Quarter	69.20	60.27
	Fourth Quarter	66.69	45.21
2015
	First Quarter	69.00	45.55
	Second Quarter	97.31	59.02
	Third Quarter	126.45	93.51
	Fourth Quarter	130.93	97.32
2016
	First Quarter	117.68	82.79
	Second Quarter	111.51	85.33
	Third Quarter	100.09	85.84
	Fourth Quarter (through November 25, 2016)	127.50	99.50

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Supplement to the Plan of Distribution
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
•
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. That rate, which we refer to in this term sheet as our internal funding rate, is generally lower by an amount that we do not expect to exceed 0.50% per annum (equivalent to $0.06 per unit). This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the Redemption Amount, will be calculated based on the $10 principal amount per unit. The Redemption Amount will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-15 of product supplement STOCK ARN-1.
Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated January 8, 2016.
Summary of U.S. Federal Income Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts in respect of the Basket.

▪
Under this characterization and tax treatment of the notes, a U.S. holder (as defined beginning on page 24 of the prospectus) generally will recognize capital gain or loss upon the sale or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-35 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Four Technology Sector Stocks, due February , 2018
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-15